Exhibit 99.1

News Release

Beazer Homes USA, Inc. Announces Proposed Public Offerings of Common Stock and Tangible Equity Units

ATLANTA — July 9, 2012— Beazer Homes USA, Inc. (NYSE: BZH) announced today that it has commenced concurrent underwritten public offerings of common stock and tangible equity units.

The Company is offering $75 million of its common stock and 3,000,000 (equal to $75 million) of its tangible equity units in the concurrent offerings. The units are comprised of a prepaid stock purchase contract and an unsecured senior amortizing note due 2015. In addition, the Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the tangible equity units sold to cover over-allotments and a 30-day option to purchase up to an additional 15% of the shares of common stock. Neither offering is contingent upon completion of the other offering. The Company’s common stock is listed on the New York Stock Exchange under the symbol “BZH,” and the Company intends to apply to list the tangible equity units on the New York Stock Exchange under the symbol “BZT.”

The Company intends to use the net proceeds from these concurrent offerings for growth capital, including for approximately $100 million of potential land investments in Florida, California, Texas, North Carolina and Arizona, and for general corporate purposes, including the repayment of outstanding indebtedness.

Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and UBS Securities LLC are serving as the joint book-running managers for the offerings and KKR Capital Markets LLC and Moelis & Company LLC are serving as co-managers for the offerings.

The shares of common stock and the tangible equity units, including the underlying stock purchase contracts and senior amortizing notes, will all be issued pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC). Preliminary prospectus supplements related to the offerings have been filed with the SEC and are available free of charge on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplements and the accompanying base prospectus related to the common stock and tangible equity units offerings may be obtained from (i) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; (ii) Goldman, Sachs & Co., via telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com, or standard mail at Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Prospectus Department; (iii) Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836 or by telephone at: (800) 503-4611, or by email at: prospectus.CPDG@db.com; or (iv) UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department, or by calling (888) 827-7275. Investors should read these documents for more complete information prior to investing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Beazer Homes USA, Inc.

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company’s industry-leading high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

CONTACT

Beazer Homes USA, Inc.

Robert L. Salomon, 770-829-3709

Executive Vice President, Chief Financial

Officer and Chief Accounting Officer

investor.relations@beazer.com

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